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                                                                 Exhibit (p)(10)



                       Five Points Capital Advisors, Inc.
                                 Code of Ethics


         While Five Points Capital is confident of its employees integrity and good faith, there are certain instances where employees possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions made by the firm for its clients in securities in which they personally invest. In these situations, personal interest may conflict with that of the firm's clients.

         In view of the above, Five Points Capital has adopted this Code of Ethics to specify or prohibit certain types of transactions deemed to create conflicts of interest (or the potential for or appearance of), and to establish reporting requirements and enforcement procedures.

         18.1     STATEMENT OF GENERAL PRINCIPLES

         In recognition of the trust and confidence placed in Five Points Capital by its clients and to stress Five Points Capital's belief that its operations are directed to the benefit of its clients, the firm has developed and adopted the following general principals to guide its employees, officers, and directors.

                  1. The interests of the clients are paramount and all associated persons of the firm must conduct themselves in such a manner that the interests of the clients take precedence over all others.
                  2. All personal securities transactions by associated persons of the firm must be accomplished in such a way as to avoid any conflict between the interest of the firm's clients and the interests of any associated person.
                  3. All associated persons of the Firm must avoid actions or activities that allow personal benefit or profit from their position with regard to the firm's clients.

         18.2     DEFINITIONS

                  1. "Access Person" - any director, officer, or associated person who recommends the purchase or sale of securities for the Firm on behalf of the client; and any personnel who in connection with his or her regular functions or duties obtains information regarding the purchase or sale of securities.
                  2. "Beneficial Ownership" of a security - a person is considered to be a beneficial owner of any securities in which he has a direct or indirect monetary interest or is held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.
                  3.       "Control" - means the power to exercise a controlling
                           influence over the management or policies of a
                           company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting security is presumed to give the holder control over the company.
                  4. "Investment Personnel" - means all Access Persons who occupy the position of portfolio manager with respect to the clients of Five Points Capital or any separately-managed series thereof (a "Fund"), and all Access Persons who provide


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                           or supply information and/or advice to any portfolio
                           manager (or Trust Officer), or who execute or help execute any portfolio manager's decisions.
                  5. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.
                  6. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, banker's acceptances, firm certificates of deposit, commercial paper, registered open-end mutual funds, and high quality short-term debt instruments, including repurchase agreements.
                  7. A "Security Held or to be Acquired" by the clients means any security which, within the most recent fifteen days, (i) is or has been held by the clients or (ii) is being or has been considered by the Firm for purchase by the clients.
                  8. A Security is "being purchased or sold" by the client from the time when a purchase or sale has been communicated to the Firm until the time when such transaction has been fully completed or terminated.

         18.3     PROHIBITED PURCHASES AND SALES OF SECURITIES

                  1. No access person shall, in connection with the purchase or sale, directly or indirectly:
                           a. employ any device, scheme or artifice to defraud;
                           b.       make any untrue statement of a material fact
                                    or omit to state a material fact;
                           c.       engage in any act, practice or course of
                                    business which would operate as a fraud or deceit; or
                           d.       engage in any manipulative practice.


                  2. No access person may purchase or sell, directly or indirectly, any security in which he had or by reason of such transaction acquires any beneficial ownership, within 24 hours before or after the time that the same (or a related) security is being purchased or sold by a client.
                  3. No investment personnel shall purchase or sell, directly or indirectly, any security in which he had or by reasons of such transaction acquires any beneficial ownership within 7 days before or after the time that the same (or a related) security is being purchased or sold by any client for which he acts as the portfolio manager.

         18.4     PRE-CLEARANCE OF TRANSACTIONS

                  1. Except as provided in Section 18.4.2, below, all investment personnel must pre-clear each proposed transaction in securities with a designated Supervisor prior to proceeding with the transaction. In determining whether to grant such clearance, the designated Officer shall refer to the Section 18.4.3, below.
                  2. The requirements of Section 18.4.1 shall not apply to the following transactions:
                           a. Purchases or sales over which the Investment Personnel has no direct or indirect influence or control.
                           b. Purchases or sales which are non-volitional on the part of either the Investment personnel or any Fund, including purchases or sales upon



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                                    exercise of puts or calls written by the
                                    Investment personnel and sales from a margin account pursuant to a BONA FIDE margin call.
                           c. Purchases which are part of an automatic dividend reinvestment plan.
                           d. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
                  3. The following transactions must be approved by the designated Officer.
                           a. Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the clients and which are otherwise in accordance with Rule 171-1.
                           b. Purchases or sales of securities which are not eligible for purchase or sale by any client, as determined by reference to the act and blue sky laws and regulations. Thereunder, the investment objectives and policies and investment restrictions of the clients and their series, and undertakings made to regulatory authorities.
                           c. Transactions which the designated Officer after consideration of all the facts and circumstances, determines to be in accordance with Section 18.3 and to present no reasonable likelihood of harm to the clients.

         18.5     ADDITIONAL RESTRICTIONS AND REQUIREMENTS
                  1. No Access Person shall accept or receive any gift in excess of $100 value from any person or entity that does business with or on behalf of Five Points Capital.
                  2. Each Access Person must have duplicate statements of all personal brokerage accounts sent to the designated Officer. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to the designated Officer within two business days of receipt by the Access Person.
                  3. No Investment Personnel may accept a position as a director, trustee or general partner of a publicly-traded company unless such position has been presented to and approved by the Head of the Trust Division.
                  4. All personnel must provide to the designated Officer a complete listing of all securities owned by such person as of the effective date of employment, and thereafter must submit a revised list of such holdings to the designated Officer as of January 1 of each subsequent year. The initial listing must be submitted within 10 days of the date upon which such person first became an Access Person, and each update thereafter must be provided no later than 10 days after the start of the subsequent year. A report form and reminder will be sent to all Personnel prior to year end. (see Exhibit 10).

         18.6     REPORTING OBLIGATION

                  1. The Firm shall create and maintain a listing of all Access Persons and Personnel.
                  2. Each Access Person shall report all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. (see Exhibit 5).


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                  3.       Each Access Person shall sign an acknowledgment at
                           the tinge this Code is adopted or at the time such person becomes an Access Person and on an annual basis thereafter that he has read, understands, and agrees to abide by this Code.

         18.7     REPORTS

                  1. Each Access Person shall submit quarterly reports of personal securities transactions to the officer designated to receive these reports.
                  2. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.
                  3. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
                           a. The date of the transaction, the title and the number of shares or the principal amount of each security involved;
                           b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
                           c.       The price at which the transaction was
                                    effected;
                           d. The name of the broker/dealer or firm with or through whom the transaction was effected;
                           e.       The date the report was signed; and
                           f. Quarterly reports must address whether the Access Person has established an account during the prior quarter in which securities will be held for the Access Person's direct or indirect benefit. If such an account has been established, the report must include the name of the firm or broker-dealer with which the account is maintained, and the date of the account's establishment.
                  4. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned, signed and dated.
                  5. Report forms will be sent to all Access Persons by the designated Officer prior to the end of each quarter.

         18.8     REVIEW AND ENFORCEMENT

                  The designated Officer shall review reported personal securities transactions, brokerage statements, and/or the clients' securities transactions to determine whether a violation of this code may have occurred. Before making any determination that a violation has been committed by any person, the designated Officer shall give such person an opportunity to supply additional explanatory material.

                  If the designated Officer determines that a violation of this code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Firm Counsel, who shall make an independent determination as to whether a violation has occurred,

                  If the Firm Counsel finds that a violation has occurred, the Firm Counsel shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation to the Head of the Trust Division.


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         18.9     RECORDS

                  The company shall maintain records in the manner and to the extent set forth below, and will make them available for examination by representatives of the Securities and Exchange Commission and the Federal Reserve Hoard.

                  1. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
                  2. A record of any violation of this Code and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
                  3. A copy of each report made by an officer or supervisor pursuant to this code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
                  4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this code shall be maintained in an easily accessible place.

         18.10    MISCELLANEOUS

                  All reports of securities transactions and any other information filed with the Firm pursuant to this Code shall be treated as confidential. The Firm may from time to time adopt such interpretations of this Code as it deems appropriate.

                  The Counsel for the Firm, or an appropriate Officer of Firm, shall report to the Head of the Trust Division at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.



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                                   FIVE POINTS
                                CAPITAL ADVISORS











                       FIVE POINTS CAPITAL ADVISORS, INC.
                                 CODE OF ETHICS
                                  CERTIFICATION

                  The undersigned hereby certifies that Five Points Capital Advisors ("FPCA") has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics of FPCA (the "Code") and the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended. Under these procedures, the Trust Compliance Officer shall maintain a current list of Access Persons subject to the Code and shall review all reports filed under the Code. With respect to a quarterly Personal Securities Transaction Report, this review will include such review as reasonably necessary to determine if securities shown as acquired in such report were precleared as required by the Code. In the case of an annual Holdings Report, such review shall include a comparison of securities reported as held in such Holdings Report with securities reported under quarterly Personal Securities Transactions Reports filed during the preceding four quarters as is reasonably necessary to disclose significant errors or omissions in such reports.

                                          Name:
                                               ------------------------------

                                          Title:
                                               ------------------------------

                                          Five Points Capital Advisors, Inc.

















                       FIVE POINTS CAPITAL ADVISORS. INC.
                             1901 SIXTH AVENUE NORTH
                                    SUITE 620
                              BIRMINGHAM. AL 35208






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